June 5, 2025 Mr. Noah Popp 3329 Harvest Ridge Road Geneva, IL 60134 Dear Mr. Popp: Offer and Position We are very pleased to extend an offer of employment to you for the position of Executive Vice President, General Counsel, Corporate Secretary & Chief Compliance Counsel for Enerpac Tool Group Corp., a Wisconsin corporation (the "Company" or “Enerpac”). This offer of employment is conditioned upon your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter. Duties In your capacity as Executive Vice President, General Counsel, Corporate Secretary & Chief Compliance Counsel, you will be responsible for Enerpac’s legal and product compliance function for all Enerpac’s global sites across the U.S, Europe, Asia, and Latin America. A key objective for the role will be to review the current state, develop a clear and aligned strategy, and execute the strategy, while ensuring the appropriate legal risk management, governance support, Board and shareholder communications. From a functional perspective, you will be responsible for leading all legal matters across the organization including product compliance, providing expert legal guidance to senior management, ensuring regulatory compliance, protecting the company’s legal interests, and ensuring compliance with the standards required of Enerpac. You will display the presence to be effective with the Board and external stakeholders, and maintain the highest levels of integrity, interpersonal teaming skills, and collaboration. Ultimately, you will be responsible for driving sustained competitive advantage through functional excellence. You will report directly to Paul Sternlieb, the Company’s President and Chief Executive Officer (“CEO”) and you will be a member of the Company’s Executive Leadership Team (ELT). You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company's interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets, and, with the prior approval of the Company’s Board of Directors (the “Board”), serving on other boards of directors. Start Date Subject to satisfaction with all the conditions described in this letter, your anticipated start date is July 14, 2025 ("Start Date").

Base Salary In consideration of your services, you will be paid a base salary at a rate of $350,000 per year, subject to review annually, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. Annual Bonus You will participate in the fiscal 2025 bonus program and will have an opportunity to earn a cash bonus based on the achievement of the performance objectives established by the Board for our senior executive team members. For fiscal 2025, your annual target cash bonus will be 50% of your base salary (prorated from your Start Date through the end of fiscal year 2025). The final award will be subject to Board approval. Equity Grants (LTI) You will be granted an initial equity award of Restricted Stock Units (“RSUs”) with a grant date fair value of $110,000. These RSUs will be granted on the 15th of the month following next quarter end (i.e., September 15, 2025, for the fourth fiscal quarter ending August 31, 2025). The Restricted Stock Units will have a two (2) year cliff vest from the date of the award, subject to continued employment. Your typical annual equity award will have an aggregate grant date fair value of $275,000 and will take the form of 50% RSUs and 50% Performance Shares. The Performance Shares and RSUs are generally granted in or around October, consistent with the Company’s normal schedule for equity award grants to senior executive officers. Each equity grant will be priced based on the closing market price of the Company’s stock on that award’s grant date and will be subject to the terms and conditions of the Enerpac Tool Group Corp. 2017 Omnibus Incentive Plan (as amended and restated on November 9, 2020) and the specific award agreement for the grant. Future Compensation Adjustments for each full year of employment beginning in fiscal 2025 (prorated), your salary, target bonus, and grant date fair value of any equity award will be determined by the CEO and the Board in their discretion. Your next availability for a base salary merit increase will be in January 2026. Signing Bonus You will be paid a signing bonus of $214,000 within 60 days of your start date to keep you whole from your current-year bonus anticipated from your current employer and equity awards granted by your current employer that are scheduled to vest within the next 12 months, as well as any out-of-pocket temporary relocation expenses. Should you voluntarily terminate (except for Good Reason as defined in the Company’s current Senior Officer Severance Plan (the “Senior Officer Severance Plan”), Article 1 – Definitions) your employment with the Company prior to the four-year anniversary of the Payment Date, you agree to repay the signing bonus per the following table:

Length of Service Repayment Percentage Less than 1 year 100% Greater than 1 year but less than 2 years 75% Greater than 2 years but less than 3 years 50% Greater than 3 years but less than 4 years 25% Relocation You will be required to relocate your primary permanent residence to the Milwaukee, Wisconsin area and will be eligible for the Company’s Relocation Policy through September 30, 2027, in connection with such relocation. You will not be entitled to any temporary housing benefits incurred prior to permanent relocation, as the cash signing bonus is intended to cover those temporary expenses. Should you voluntarily terminate employment with the Company within 24 months following your permanent relocation to the Milwaukee, Wisconsin area (such period commencing with the date you move into such permanent residence), you agree to reimburse the Company for the relocation payments made by the Company to you or on your behalf (100% reimbursement within one year of such relocation date, 50% reimbursement within two years of such relocation date). You agree that, if you do not relocate your primary permanent residence to the Milwaukee, Wisconsin area by September 30, 2027, such failure shall constitute your violation of a Company policy entitling the Company to terminate your employment for “Cause” as defined in the Senior Officer Severance Plan, in which case you will not be eligible for benefits under the Senior Officer Severance Plan or any other termination compensation. Repayment If you are obligated to repay the signing bonus or reimburse the Company for relocation payments as set forth above, you agree to do so within 30 days following your termination. You hereby authorize the Company to immediately offset against and reduce any amounts otherwise due to you upon termination for any amounts in respect of your obligation to repay the signing bonus or reimburse the Company for relocation payments. Any disputes related to this provision shall be resolved subject to Article V, “Claims and Appeals Procedure” in the Senior Officer Severance Plan. Executive Car Allowance Enerpac’s executive car program entitles you to a monthly vehicle allowance of $1,350 per month. The allowance will be paid via payroll and will be subject to standard deductions. Benefits and Perquisites You will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including group medical, dental, vision and life insurance, subject to the terms and conditions of such plans and programs. You will be entitled to paid vacation (20 days per calendar year, initially) in accordance with the Company’s policies in effect from time to time. You will also be entitled to the fringe benefits and perquisites available to other senior executive officers of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify, or terminate any of its benefit plans or programs at any time and for any reason.

Change in Control Agreement and Severance Plan Effective on commencement of your employment you will be entitled to a Change in Control Agreement, similar in form to those in place for the Company’s other executive officers. Additionally, you will be entitled to participate in the Company’s Senior Officer Severance Plan. Withholding All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings. Stock Ownership Requirements As an Executive Vice President of the Company, you will be required to comply with the Company's stock ownership requirements applicable to executive officers, which requires Executive Vice Presidents to maintain stock ownership equal in value to at least three times base salary within five years of the commencement of employment. At-will Employment Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company. Claw Back Any amounts payable hereunder are addressed in and, to the extent legally permitted, subject to the Enerpac Tool Group Executive Incentive Compensation Recoupment Policy, the Enerpac Tool Group Management Incentive Compensation Clawback Policy and the Enerpac Tool Group Corp. Dodd-Frank Clawback Policy (each as it may be amended from time to time) and such other compensation recoupment policies covering the Company’s executive officers as may be adopted by the Board from time to time. The Company will make any determination for claw back or recovery in its sole discretion and in accordance with such policies and any applicable law or regulation. Governing Law This offer letter shall be governed by the laws of Wisconsin, without regard to any state’s conflict of law principles. Contingent Offer This offer is contingent upon: a) verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date, and b) completion of your background check and drug screening with results satisfactory to the Company.

Moreover, in accordance with Enerpac’s Bylaws, the Talent Development & Compensation Committee’s Charter, and the relevant and applicable plan documents, your total compensation package including the initial equity grant is subject to Talent Development & Compensation Committee approval, and your appointment as an Executive Vice President is subject to Board approval. We will seek these approvals immediately upon your acceptance of the role, but we do not anticipate any issues. Representations By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation, or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or any former employer to the Company without written authorization from your current or a former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information. Your employment is subject to the terms and conditions set forth in this letter, as well as final approval by the Board of Directors. If you have any questions about the above details, please contact me. If the foregoing is acceptable, please sign below and return this letter to me. This offer is open for you to accept until June 20, 2024, at which time it will be deemed to be withdrawn. Yours sincerely, ENERPAC TOOL GROUP CORP. By: /s/ Ben Topercer Ben Topercer, EVP & CHRO Acceptance of Offer I have read, understood, and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties (including the Senior Officer Severance Plan to the extent inconsistent with this letter), both written and oral, with respect to the subject matter of this letter. By: /s/ Noah Popp Date: June 6, 2025 Noah Popp